Exhibit 99.1

For IMMEDIATE RELEASE

Contact:

Jim Hartman

Medamicus, Inc.
(763) 577-2212

October 23, 2003

Medamicus Announces Closing of
BIOMEC Cardiovascular Assets Acquisition

MINNEAPOLIS—Medamicus, Inc. (NasdaqNM:MEDM), a leader in the development of percutaneous access devices and advanced delivery systems, today announced that it has closed the acquisition of the operating assets of BIOMEC Cardiovascular Inc. (“BCI”), a Minneapolis-based developer and manufacturer of implantable stimulation leads, lead delivery systems and accessories for cardiac rhythm management and neuromodulation.  BCI was a subsidiary of BIOMEC Inc., a privately held medical technology company headquartered in Cleveland, Ohio. The shareholders of Medamicus and BIOMEC approved the acquisition and related proposals at special shareholder meetings held by each company on October 21, 2003.

Medamicus also announced the appointment of two executives to head new business units to be established in connection with the acquisition. Mark Kraus will serve as president of the Company’s delivery systems business unit. Kraus formerly served as COO of Medamicus. Vincent Owens, formerly president and CEO of BCI, will serve as president of the implantable stimulation leads and accessories business subsidiary. Additionally, Trevor O. Jones, BIOMEC Chairman and CEO, has been appointed to the Medamicus Board of Directors and will serve as Vice Chairman.

“This acquisition is a transforming milestone for our company and we believe that it will provide an excellent platform from which to better serve our customers and will expand our growth potential as we move forward,” said James D. Hartman, Chairman and CEO of Medamicus.   “The acquisition of BCI allows us to accelerate the development of innovative specialized stimulation leads with complementary delivery systems that will enable less invasive and more efficient placement of new advanced therapies for the heart, brain and spinal cord.”

Medamicus acquired substantially all of the assets of BCI, as well as certain assets of BIOMEC, through a Medamicus wholly owned subsidiary, for a total payment at closing of $18 million.  The closing payment consisted of $10 million in cash, the assumption of $1 million in liabilities and the payment of $7 million through the issuance of 933,333 shares of newly issued Medamicus common stock that were valued at $7.50 per share under the Asset Purchase Agreement.  The closing payment remains subject to a working capital adjustment that the parties have agreed to make within 30 days of the closing based upon BCI’s balance sheet as of the closing date of October 23, 2003.  Medamicus may also be required to make two future payments to BCI and BIOMEC, contingent upon the acquired business achieving specified sales results in 2003 and 2004.  Each of the 2003 and 2004 contingent payments is to be made in a combination of cash and stock valued at the then-current market price.

On October 17, 2003, Medamicus entered into a new credit facility with M & I Marshall & Ilsley Bank, providing Medamicus with a $5 million term loan and a $3 million working capital line of credit.  Medamicus used proceeds from the term loan together with $5 million of existing cash to make the cash portion of the closing payment.

Medamicus, based in Plymouth, Minnesota, is a medical products company engaged in the design, development, manufacture and marketing of percutaneous delivery systems.  Its products include venous vessel introducers, safety needles and other disposable delivery products for use in the implantation of pacemakers, defibrillators, catheters and infusion ports sold through OEM relationships with other medical device companies.

Headquartered in Minneapolis, Minnesota, BIOMEC Cardiovascular Inc. is a developer and manufacturer of implantable stimulation leads, lead delivery systems, and lead accessories for cardiac rhythm management, neuromodulation, and hearing -restoration markets.

Headquartered in Cleveland, Ohio, BIOMEC Inc. is a leading researcher, developer and manufacturer of advanced medical technologies

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as well as in our S4 registration statement filed with the Securities and Exchange Commission on August 29, 2003.  Among the factors that could cause results to differ materially are the following: the ability of Medamicus to successfully integrate the acquired business; Medamicus’ dependence upon a limited number of key customers for its revenue; Medamicus’ dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Medamicus to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Medamicus and these customers to achieve market acceptance of the safety needle; Medamicus’ ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Medamicus’ ability to successfully manufacture and introduce its FlowGuard valved peelable introducer; Medamicus’ ability to develop or acquire new products to increase its revenues; Medamicus’ ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Medamicus’ ability to raise capital.  All forward-looking statements of Medamicus, whether written or oral, and whether made by or on behalf of Medamicus, are expressly qualified by these cautionary statements.  In addition, Medamicus disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.